Exhibit 10.1
SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, the following parties (sometimes collectively referred to herein as the “Parties”):

JEFFREY S. BALMER, hereinafter referred to as “Employee”; and

CALLON PETROLEUM COMPANY, a Delaware corporation (collectively with its subsidiaries, the “Company”).

W I T N E S S E T H:

WHEREAS, Employee previously served as an officer and employee of the
Company;

WHEREAS, the Parties mutually agree that the Employee ceased to serve as an officer of the Company and its direct and indirect subsidiaries effective as of June 28, 2023, and further agree that the Employee’s employment with the Company ended effective June 28, 2023 (the “Resignation Date”);

WHEREAS, Employee and the Company mutually desire to establish and agree on the terms and conditions of Employee’s separation from service;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Employee and the Company hereby agree as follows:

Section 1. Separation Benefits and Payments. Following the Resignation Date, all entitlement to compensation and benefits as an employee will cease except as required by applicable law or provided below. Employee will be entitled to (i) a lump-sum payment in an amount equal to Employee’s accrued but unused vacation days and (ii) reimbursement for unpaid business expenses incurred in the ordinary course of business, properly and timely submitted, and consistent with Company policy. In addition, following the Effective Date, Employee shall be entitled to receive the following payments and benefits, to which Employee would not otherwise be entitled, subject to the terms and conditions set forth in this Agreement:

(a)Employee shall receive a payment in the amount of $2,019,500 as Qualified Retirement benefits pursuant to the terms and conditions of his 2021 Cash Performance Units, 2022 “Business Sustainability” Cash Performance Units, and 2022 “Returns” Cash Performance Units.

(b)Company shall transfer to Employee the title to the Company vehicle currently used by Employee within thirty (30) days following the Effective Date.

(c)provided that Employee is otherwise eligible for and timely elects such coverage, Callon shall, at its expense, maintain COBRA continuation coverage for Employee’s and family member’s continued benefit for eighteen (18) months after the Resignation Date for all medical, dental, and vision insurance coverage to which Employee was entitled immediately prior to the Resignation Date; provided, further, that in the event that the Employee obtains other employment that offers group health benefits or begins to receive health benefits through the health benefit plans offered by his spouse’s employer, the Employee agrees to notify the Company promptly following the occurrence of an event (and in no case later than fifteen (15) days following and such events), and Company payment of the COBRA payments shall immediately cease. The continued coverage under this Section 1(c) shall be provided in a manner that is intended to satisfy an exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and therefore not treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A.

All payments made or benefits bestowed pursuant to this Section 1 shall be subject to requisite tax withholding and are subject to all the terms and conditions of this Agreement.

Section 2.    Release of Claims.

(a)General Release by Employee. In consideration of the foregoing, which Employee hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Employee hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, the Company and each of its subsidiaries, divisions, Affiliates, operating companies, predecessors and successors, as well as all of the current and former employees, officers, directors, owners, shareholders, partners, representatives, agents and Affiliates of each of them (collectively, the “Released Parties”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, promise, agreement, contract, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense (including attorney’s fees) that Employee has, may have or may be entitled to from or against any of the Released Parties, whether legal, equitable or administrative, whether known or unknown, which arises directly or indirectly out of, or is based on or related in any way to, Employee’s employment with, compensation and benefits from, termination of employment from, service for or other affiliation with the Company, including any such matter arising from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Released Parties (together, the “Released Claims”); provided, however, that this release does not apply to, and the Released Claims do not include: (i) any claim for indemnification under the Company’s organizational documents or insurance policies (and subject to the terms and conditions thereof) arising in connection with an action instituted by a third party against the Company or any of its affiliates or Employee, in his capacity as an officer, director, manager, employee, agent or other representative of the Company or any of its affiliates; (ii) any claims for vested benefits under the Company’s 401(k) plan (in accordance with the Company’s books and records for such plan); (iii) any claims relating to Employee’s eligibility to continue participating in health coverage currently available to Employee in accordance with COBRA, subject to the terms, conditions and restrictions of that Act; (iv) any claim arising from any breach of this Agreement or the Consulting Agreement executed commensurate herewith; or (v) any claim for worker’s compensation benefits or any other claim that cannot be waived by a general release. “Affiliate” of any specified person or entity means any other person or entity directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified person or entity. “Control,” “Controlling” or “Controlled by” means, when used with respect to any specified person or entity, the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities.

(b)Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The Parties intend this release to cover any and all such Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any

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employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Released Parties or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws, the U.S. Age Discrimination in Employment Act of 1967, the U.S. Employee Retirement Income Security Act of 1974, Title VII of the U.S. Civil Rights Act of 1964, the U.S. Civil Rights Act of 1991, the U.S. Rehabilitation Act of 1973, the U.S. Americans with Disabilities Act of 1990, the U.S. Equal Pay Act, the U.S. National Labor Relations Act, the U.S. Older Workers Benefit Protection Act, the U.S. Worker Adjustment and Retraining Notification Act, the U.S. Family and Medical Leave Act, the U.S. Sarbanes- Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this release is a general release, representing a full and complete disposition and satisfaction of all of the Company’s and any Released Party’s real or alleged legal obligations to Employee except as explicitly provided for herein. Employee understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Employee hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Employee may have, including any that are unknown to Employee at the time of the execution this Agreement.

(c)Certain Representations of Employee. Employee represents and warrants that: (i) Employee is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Employee has the fully legal right, power, authority and capacity to execute and deliver this Agreement.

(d)Covenant Not to Sue. Employee expressly agrees that neither Employee nor any person acting on Employee’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Released Parties involving any of the Released Claims. In the event that such an action is filed against any of the Released Parties, Employee agrees that such Released Parties are entitled to legal and equitable remedies against Employee, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any action filed by Employee that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof.

(e)Protected Disclosures. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, including any provision in Sections 4, 5 or 6, the Company and Employee further agree that nothing in this Agreement (i) limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”); (ii) limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Employee’s right to receive an award for information provided to the U.S. Securities and Exchange Commission. Should Employee file a charge or complaint with any Government Agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Released Parties based on any Released Claim, Employee agrees not to seek or accept any resulting payment from the Released Parties.

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Section 3.    Return    of    Materials,    Nondisparagement,    Noncompetition, Nonsolicitation, Confidentiality and Other Undertakings.

(a)Return of Materials. On or promptly after the Resignation Date, Employee shall return to the Company with no request being required of the Company: (i) any and all information, property, documents, records, files, reports, memoranda, plans, letters and any other data in Employee’s possession regardless of the medium maintained, held or stored that relate in any way to the business or operations of the Company; and (ii) any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other equipment or property of the Company; provided, however, that Employee shall be entitled to keep his laptop computer and iPad after the Company has had a reasonable opportunity to remove any Confidential Information (as defined below).

(b)Nondisparagement.

(i)Employee shall refrain from making, directly or indirectly, in any public or private communication any criticisms or negative or disparaging comments about the Company or any of the other Released Parties, or about any aspect of the respective businesses, operations, financial results or prospects of the Company, including comments relating to Employee’s separation from employment.

(iii) Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 3(b) is intended to prevent Employee from (x) testifying truthfully in any legal proceeding brought by any governmental authority or other third party or interfere with any obligation to cooperate with or provide information to any government agency or commission, (y) consulting with legal counsel with respect to the interpretation or enforcement of this Agreement, or (z) communicating with his Employee’s spouse and immediate family members.

(c)Noncompetition. Employee agrees that during the term of the Employee’s employment with the Company and for a period of one (1) year following the Resignation Date, he shall not, directly or indirectly, compete with the Company personally or by providing services to any other person, partnership, association, corporation, or other entity that is an Oil and Gas Business in the Permian Basin. As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing Oil and Gas interests, or engaging in or being connected with, as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venture, agent, equity owner or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business; provided, however, that Employee shall be permitted to, either directly or indirectly, (i) acquire and own not more than five percent (5%) of any class of securities of any entity listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or over-the-counter; and (ii) perform his obligations under this Agreement or the Consulting Agreement. The Parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The Parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 3(c) is too broad to be enforced as written, the Parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

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(d)Nonsolicitation. During the term of Employee’s employment with the Company and for a period of one (1) year following the Resignation Date, Employee shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity: (i) directly, indirectly, or through a third party hire or cause to be hired; (ii) directly, indirectly, or through a third party solicit; or (iii) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or Affiliates to leave the employment of the Company or its subsidiaries or Affiliates, nor shall he use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses the Company’s employees; provided, however, clause 3(d)(i) shall not apply to any such employee who responds to general solicitations through the use of media advertisements, professional search firms, LinkedIn or otherwise. The Parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The Parties further agree that any invalidity or unenforceability of any one or more such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 3(d) is too broad to be enforced as written, the Parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

(e)Cooperation. Employee agrees to be reasonably available to the Company or its representatives (including their attorneys) to provide information and assistance as requested by the Company. Such information and assistance may include testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit. The Employee further agrees not to voluntarily assist any non-governmental adverse party in an action or claim against the Company. Any cooperation required of Employee shall not unreasonably interfere with Employee’s other business endeavors.

(f)Confidentiality and Trade Secrets. The Employee promises not to use in any way or disclose any of the Trade Secrets (as such term is defined in the Callon Executive Change in Control Severance Compensation Plan, effective as of September 21, 2022 (hereinafter the “Callon Executive Change in Control Plan”)) or any other confidential and proprietary information that is not generally known to the public (collectively, and including Trade Secrets, “Confidential Information”) directly or indirectly, after the Resignation Date, except if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee. All files, records, documents, information, data, and similar items relating to the business of Company, whether prepared by the Employee or otherwise coming into his possession, will remain the exclusive property of Company and may not be removed from the premises of Company under any circumstances without the prior written consent of Company (except as may be reasonably required to render service under the Consulting Agreement), and in any event must be promptly delivered to Company upon termination of the Employee’s employment with Company or, if applicable, the Consulting Agreement. The Employee agrees that upon his receipt of any subpoena, process, or other requests to produce or divulge, directly or indirectly, any Confidential Information to any entity, agency, tribunal, or person, whether received during or after the term of the Employee’s employment with Company, the Employee shall timely notify and promptly deliver a copy of the subpoena, process, or other request to Company. For this purpose, the Employee irrevocably nominates and appoints Company (including any attorney retained by Company), as his true and lawful attorney-in-fact, to act in the Employee’s name,

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place, and stead to perform any act that the Employee might perform to defend and protect against any disclosure of any Confidential Information. The Parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The Parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 3(f) is too broad to be enforced as written, the Parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

(g)Enforcement of Covenants. Employee acknowledges that the injury that could be suffered by the Company as a result of a breach or threatened breach of the provisions of this Section 3 could be immediate and irreparable and that, because of the difficulty of measuring economic loss of any such breach or threatened breach, an award of monetary damages to the Company for any such breach could be an inadequate remedy. Accordingly, in the event that the Company determines that Employee has breached or attempted to breach or is threatening to breach any provision of this Section 3, in addition to any other remedies at law or in equity that any of the Company may have available to it, it is agreed that the Company shall be entitled to seek, upon application to any court of proper jurisdiction, temporary or permanent restraining orders or injunctions against Employee prohibiting such breach or attempted or threatened breach, without the necessity of: (i) proving immediate or irreparable harm; or (ii) establishing that monetary damages are inadequate or that the Company does not have an adequate remedy at law.

(h)Repayment and Forfeiture. Employee agrees that in the event that Employee breaches or challenges any term of Sections 2 or 3 hereof, and all or any part of Sections 2 or 3 are found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or an arbitrator in a proceeding between Employee and Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company shall not be obligated to make any of the payments and may cease to make such payments or to provide for any of the benefits specified in Section 1 hereof, and shall be entitled to recoup from Employee any and all of the value of the payments and benefits provided pursuant to Section 1 hereof that have vested or been paid pursuant to that Section.

Section 4. Entire Agreement; Amendment; Third-Party Beneficiaries. Employee and the Company agree and acknowledge that this Agreement contains and comprises the entire agreement and understanding between the Parties with respect to the subject matter hereof, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause either Party to execute this Agreement, that all agreements and understandings between the Parties with respect to the subject matter hereof are embodied and expressed in this Agreement and that this Agreement supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter including, without limitation, the Callon Executive Change in Control Plan and the Callon Petroleum Company Executive Severance Pay Plan. The Parties acknowledge and agree that they are executing and delivering a Consulting Agreement of even date herewith, which is not superseded by, by rather is in addition to, this Agreement. The Parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Employee and a duly authorized agent of the Company. The Parties further agree that this Agreement shall be binding on and inure to the benefit of Employee and the Company and the Company’s successors. Except to the extent that each Released Party is expressly intended to be a third-party beneficiary, the provisions of this Agreement shall not confer upon any third party

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any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.

Section 5. Timing and Consultation with Counsel. Employee acknowledges that (i) he has been given a reasonable period of time, not less than twenty-one (21) days, to consider, and to request changes to, this Agreement and that if he signs this Agreement prior to the end of the 21-day time period he knowingly and voluntarily elected to do so; (ii) he has been advised to discuss the terms of this Agreement with legal counsel of his own choosing; (iii) he was advised that, if accepted, the Agreement could be revoked, in writing, for up to seven (7) days following the date of such acceptance; and (iv) if he revokes this Agreement, his separation from employment as of the Resignation Date shall nevertheless remain effective and he will not be entitled to any of the payments or benefits set forth in Sections 1(a), (b) or (c) hereof.

Section 6. Revocation; Effectiveness. Notwithstanding any other provision in this Agreement to the contrary, Employee may revoke this Agreement, in writing, for up to seven
(7) days following the date of Employee’s execution of this Agreement, by delivering a written notice of Employee’s revocation of this Agreement to the Company. Any such notice of revocation must be received during such period and shall be delivered via email and certified mail to the General Counsel of the Company at One Briarlake Plaza, 2000 W. Sam Houston Parkway S., Suite 2000 Houston, TX 77042 (email address: mecklund@callon.com). If no such revocation occurs, this Agreement will become fully binding, enforceable, and irrevocable on the eighth (8th) day after Employee executes this Agreement and delivers it to the Company, provided that it has also been executed by an officer of the Company and delivered to Employee (the “Effective Date”).

Section 7. Applicable Law; Venue. This Agreement shall be interpreted and construed in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT (EXCEPT FOR ANY DISPUTE THAT MAY BE SUBJECTED TO ARBITRATION BY MUTUAL AGREEMENT OF THE PARTIES HERETO AFTER THE DATE HEREOF) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

Section 8. Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding anything herein to the contrary, if on the date of Employee’s separation from service Employee is a “specified employee,” as defined in Section 409A, then all or a portion of any separation payments, or benefits under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh (7th) month following Employee’s separation from service date (or, if earlier, Employee’s date of death) and shall be paid as a lump sum (without interest) on such date. For purposes of this Agreement, a termination of Employee’s employment must be a “separation from service” for purposes of Section 409A. For purposes of the application of Section 409A, each payment in a series of payments will be deemed a separate payment. Employee acknowledges and agrees that Employee has obtained no advice from the Company, or any of their respective officers, directors, employees, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Employee’s receipt of the payments, benefits and other consideration provided for in this Agreement. Employee further acknowledges and agrees that Employee is personally responsible for the payment of all of Employee’s share of federal, state and local taxes

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that are due, or may be due, for any payments and other consideration received by Employee under this Agreement. Employee agrees to indemnify the Company and hold the Company harmless for any and all taxes, penalties or other assessments that Employee is, or may become, obligated to pay on account of any payments made and other consideration provided to Employee under this Agreement (including, without limitation, any amounts relating to or imposed by the operation of Section 409A of the Code).

Section 9.    Miscellaneous Provisions.

(a)Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either Party, it is in writing signed by such Party or an authorized representative thereof. Failure on the part of the Company or Employee at any time to insist on strict compliance by the other Party with any provisions of this Agreement shall not constitute a waiver of the obligations of either Party in respect thereof, or of either such Party’s right hereunder to require strict compliance therewith in the future. No waiver of any breach of this Agreement shall be deemed to constitute a waiver of any other or subsequent breach.

(b)Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under applicable law, that provision shall be severable and this Agreement shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(c)Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

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I HAVE READ THE FOREGOING SEPARATION AGREEMENT, I FULLY UNDERSTAND ITS TERMS AND THAT I MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY EXECUTING IT, AND I HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

By:	/s/ Jeffrey S. Balmer
Name:	Jeffrey S. Balmer
Date:	7/5/2023

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President & Chief Executive Officer
Date:	7/5/2023
SIGNATURE PAGE
TO
SEPARATION AGREEMENT